Exhibit 99.1

   Standard Pacific Corp. Reports a 56% Increase in Second Quarter Earnings
        To A Record $1.26 Per Share and Raises Guidance for Full Year
                         To $5.35 to $5.45 Per Share

                     Financial and Operating Highlights -
                 2003 Second Quarter vs. 2002 Second Quarter

     - Earnings per share rose 56% to a record $1.26

     - Record homebuilding revenues of $515 million, up 16% year-over-year

     - Record deliveries of 1,822 new homes, up 28% from last year

     - Gross margin improves 330 bp's year-over-year to 20.7%

     - EBITDA of $80.3 million, an increase of 40% over 2002*

     - LTM return on average equity improves 190 bp's year-over-year to 18.3%

     - New orders rise 40% to an all-time high of 2,583 homes, driven by Southeastern acquisitions

     - Record backlog of 4,780 presold homes valued at $1.5 billion, up 41%

     - Raising 2003 full year guidance to $5.35 to $5.45 per share, up from $4.65 to $4.75 per share last quarter, a potential increase of 49% from last year

    IRVINE, Calif., July 25 /PRNewswire-FirstCall/ --
Standard Pacific Corp. (NYSE: SPF) today reported the Company's 2003 second quarter results. Net income for the three months ended June 30, 2003 increased 61% to $42.0 million, or $1.26 per diluted share, compared to $26.0 million, or $0.81 per diluted share last year.
    Stephen J. Scarborough, Chairman and Chief Executive Officer, commented, "Our record operating results for the second quarter reflect the success of the Company's long-term growth and diversification strategy. Our coast-to-coast operations now cover 5 of the 6 largest states in the country as measured by new housing starts, including California, Arizona and Florida which are experiencing robust market conditions."
    "We have continued to experience strong volume and price appreciation in California, where we have generated a record backlog of over 1,800 presold homes with an estimated sales value in excess of $900 million,"
Mr. Scarborough continued. "In Phoenix, Arizona we have become one of the market leaders and are experiencing strong order momentum, up over 40% for the quarter. In addition, our operations in Florida and the Carolinas are expected to deliver over 2,600 homes, or 33% of our volume companywide, in our first full year on the East Coast."
    "As a result of our strong order and operating trends, we are raising our full year guidance for 2003 to $5.35 to $5.45 per share which would represent up to a 49% increase in earnings over our 2002 level. We are targeting homebuilding revenues of $2.2 billion for the year driven by the projected delivery of 7,325 new homes, excluding 575 joint venture deliveries. For the 2003 third quarter, our earnings are expected to be between $1.35 and $1.45 per share, representing up to a 113% year-over-year increase, based on the delivery of 1,950 new homes, excluding 150 joint venture deliveries, with homebuilding revenues of $550 million to $575 million."
    "As we execute our growth strategy, we continue to carefully manage our balance sheet. We ended the quarter with a net homebuilding debt-to-capital ratio of 50.3%, and nearly $500 million of liquidity available between the borrowing capacity under our $450 million revolving credit facility and $84 million in available cash. Our liquidity was enhanced during the quarter through the issuance of $175 million of 6.875% senior notes due 2011."
    Mr. Scarborough concluded, "An integral part of our growth strategy is to maintain a three to four year supply of buildable lots. At June 30, 2003, we owned or controlled nearly 36,000 lots, an increase of 69% over the same period last year. The increase reflects our expansion into the Southeastern United States last year as well as growth in our California holdings, a region that is experiencing robust new home demand and an extremely tight supply of developable land. At the same time, we have been successful in minimizing the level of completed and unsold homes companywide. At quarter end we had 145 standing unsold homes over 143 active selling communities compared to 280 homes at year end 2002."

    Homebuilding
    Homebuilding pretax income for the 2003 second quarter was up 59% to $66.1 million compared to $41.5 million last year. The higher level of pretax income was driven by a 16% increase in homebuilding revenues, a 330 basis point improvement in our homebuilding gross margin percentage and a $10.0 million increase in joint venture income. These increases were partially offset by a 150 basis point increase in the Company's SG&A rate.
    Homebuilding revenues for the 2003 second quarter were $515.2 million compared to $444.7 million in the year earlier period. The 16% increase in revenues was driven by a 24% increase in new home deliveries (exclusive of joint ventures) and a $17 million increase in land sales to $17.5 million. Excluding the 665 homes delivered from our new Florida and Carolina operations, consolidated deliveries declined 10%. The impact of the higher delivery volume was offset in part by a 10% decrease in the Company's average home price.
    During the quarter the Company delivered 524 new homes in California (exclusive of joint ventures), a 9% decrease over the 2002 second quarter. Including joint ventures, deliveries were up 3% in California to 649 homes, which reflects strong housing market conditions in most areas of the state. Deliveries were up 4% in Southern California to 494 new homes and flat in Northern California at 155 new homes. In Arizona, new home deliveries were off 15% to 315 new homes. The decrease was due to the timing of new home sales and project openings. Deliveries for the full year in Arizona are expected to be in line with the record 2002 volume levels. Deliveries were up 3% in Texas and down 11% in Colorado, to 119 homes and 74 homes, respectively, with these unit volume levels continuing to reflect slower demand for new housing. The Company delivered 533 new homes in Florida and 132 new homes in the Carolinas for the 2003 second quarter. These delivery levels reflect healthy demand for new homes in these markets.
    During the second quarter the Company's average home price declined 10% to $293,000. Our consolidated average home price for the full year is expected to be around $300,000 compared to $314,000 in 2002 and reflects the Company's efforts to broaden its price points in its existing markets as well as our expansion into the Southeastern United States where our average price is expected to be approximately $170,000. The average home price in California (exclusive of joint ventures) was up 9% to $512,000. The higher price primarily reflects general increases in new home prices in the state. The average home price in Arizona increased 8% to $185,000 reflecting a change in the mix of new homes delivered. The Company's average home prices in Texas and Colorado were down 5% and 11%, respectively, and primarily reflect a shift in mix to lower priced homes. The Company's average home prices in Florida and the Carolinas were $185,000 and $133,000, respectively, and reflect a product orientation towards the entry level and first-time move-up buyer.
    The Company's gross margin percentage was up 330 basis points to 20.7%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in both Southern and Northern California and in Arizona and above average margins in Florida. Margins were off in Texas and Colorado reflecting the impact of slower economic conditions in those regions. For the full year, the Company expects its homebuilding gross margin percentage to be approximately 21% compared to 18.3% last year. The higher gross margin percentage reflects our ability to raise home prices in most of our California and Florida markets and improving margins in Arizona due to volume and cost efficiencies.
    Selling, general and administrative expenses (including corporate G&A) for the 2003 second quarter were 10.2% of homebuilding revenues compared to 8.7% last year. The increase in SG&A expenses as a percentage of homebuilding revenues was due primarily to the increase in deliveries from markets outside of California, which generally incur higher levels of sales and marketing costs and G&A expense, and to higher incentive compensation expense companywide. We expect that our full year SG&A rate will be approximately 10%.
    Income from unconsolidated joint ventures was up 255% to $13.9 million driven primarily by an increase in joint venture deliveries from 55 last year to 125 this year and from an increase in joint venture income from land sales to other builders. For the full year we expect to generate approximately
$50 million in joint venture income from 575 deliveries and land sales to other builders.
    New orders for the quarter were up 40% to 2,583 new homes on a 29% increase in average community count. Orders were up 7% even excluding the strong contribution from our 2002 Florida and Carolina acquisitions. The Company's cancellation rate declined for the quarter to 15% versus 17% last year. Orders were off 3% in Southern California on a 11% decline in average new home communities, down 7% in Northern California on a 12% higher community count, up 42% in Arizona on a 15% higher community count, down 15% in Texas on a 25% lower community count and up 21% in Colorado on a 20% increase in community count. For the 2003 second quarter the Company generated 760 net new orders in Florida from 32 active selling communities and 144 orders in the Carolinas from 10 communities. The order trends in California, Arizona, Florida and the Carolinas generally reflect healthy housing market conditions in those regions while the order levels in Texas and Colorado still reflect the impact of generally weak economic conditions on the demand for new housing. During the first half of 2003 the Company opened 39% fewer new communities in its existing markets compared to the same period last year.
    The record level of new home orders for the second quarter resulted in an all-time high quarter-end backlog of 4,780 presold homes (including 358 joint venture homes) valued at an estimated $1.5 billion (including $183 million of joint venture backlog), an increase of 41% from the June 30, 2002 backlog value. The higher level of orders and backlog was driven primarily by our new Southeastern operations.
    The Company ended the second quarter with 143 active selling communities, a 31% increase over the year earlier period. The Company is planning to open approximately 50 new communities over the second half of the year compared to 25 last year which would result in a total of approximately 90 new community openings for all of 2003, a 40% to 45% increase over the total number of communities opened in 2002. By the end of 2003 the Company expects to have approximately 155 active subdivisions, which would be a 14% increase over the 2002 year-end community count level.

    Financial Services
    Second quarter revenues for the Company's financial services segment, which represents our mortgage banking operations throughout California and in South Florida, were up 79% to $5.5 million compared to $3.1 million last year. The higher level of revenues was driven by a 76% increase in the volume of mortgage loans sold, a slight increase in the profit margin on loans sold and an increase in net interest income. The higher level of loan volume was driven by an increase in our California capture rate to 63% and the commencement of loan originations in South Florida during the third quarter of last year. The higher margin on loans sold benefited from the favorable interest rate environment.
    Expenses for the financial services segment were up 77% during the quarter and were the result of higher revenue and earnings levels and from expenses incurred in connection with our expansion into the South Florida market.
    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado, the Carolinas, and Tampa and Southwestern Florida, was up 70% to $735,000.
The higher level of income was primarily due to the addition of the Florida and Carolina joint venture last year through the acquisition of Westfield Homes.

    FIN 46
    In January 2003, the Financial Accounting Standards Board issued
FASB Interpretation No. 46 "Consolidation of Variable Interest Entities"
("FIN 46"). Pursuant to FIN 46, an enterprise that is deemed the primary beneficiary of a Variable Interest Entity ("VIE") must consolidate the VIE. VIE's include certain homebuilding and land development joint ventures, and certain entities in which the Company enters into land option contracts and land purchase contracts where it makes a non-refundable deposit.
    Application of FIN 46 is effective immediately for VIE's in which the Company obtained a variable interest after January 31, 2003 and will be applied during the Company's fiscal quarter ended September 30, 2003 to VIE's in which the Company obtained a variable interest before January 31, 2003. At June 30, 2003, we consolidated four VIE's as a result of entering into contracts to option or purchase lots. Included in the Company's consolidated balance sheet at June 30, 2003 are inventories not owned of $12.3 million, liabilities from inventories not owned of $1.6 million and minority interests of $10.7 million related to VIE's.

    A conference call to discuss the Company's second quarter earnings will be held at 11:00 a.m. Eastern time today. The call will be broadcast live over the Internet and can be accessed through the Company's website at www.standardpacifichomes.com/investor/investors.asp . The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (800) 428-6051 (Code 300033).

    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 56,000 families during its 37-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com .

    This news release contains forward-looking statements. These statements include but are not limited to statements regarding: orders and backlog; the strength of the overall housing market and the visibility of our expected operating results for the balance of the year; the Company's strategy of maintaining a three to four year supply of buildable lots; expected new community openings and active sub-divisions at year end; the Company's earnings, deliveries and revenue estimates for the third quarter and full year 2003; the Company's expected SG&A rate for 2003; expected average home prices; the Company's expected homebuilding gross margin percentage for 2003; and expected joint venture income and deliveries for 2003. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2002. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

     * For a definition of EBITDA and a reconciliation of net income to EBITDA and cash flows from operating activities to EBITDA, please see the Selected Financial Data included herewith.



                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                        Three Months Ended
                                                             June 30,
    Homebuilding:                                       2003         2002
      Revenues                                        $515,197     $444,731
      Cost of sales                                   (408,800)    (367,185)
        Gross margin                                   106,397       77,546
      Selling, general and administrative expenses     (52,693)     (38,612)
      Income from unconsolidated joint ventures         13,899        3,918
      Interest expense                                  (1,831)      (1,495)
      Other income                                         312          171
        Homebuilding pretax income                      66,084       41,528

    Financial Services:
      Revenues                                           5,545        3,092
      Expenses                                          (3,554)      (2,008)
      Income from unconsolidated joint ventures            735          433
      Other income                                          68           37
        Financial services pretax income                 2,794        1,554

    Income before taxes                                 68,878       43,082
    Provision for income taxes                         (26,915)     (17,093)
    Net Income                                         $41,963      $25,989

    Earnings Per Share:
      Basic                                              $1.30        $0.84
      Diluted                                            $1.26        $0.81

    Weighted Average Common Shares Outstanding:
      Basic                                         32,341,042   31,122,042
      Diluted                                       33,347,970   32,219,686



                             Selected Operating Data

                                                          Three Months Ended
                                                               June 30,
    New homes delivered:                                  2003         2002
      Southern California                                  406          419
      Northern California                                  118          155
        Total California                                   524          574

      Texas                                                119          116
      Arizona                                              315          372
      Colorado                                              74           83
      Florida                                              533          228
      Carolinas                                            132           --
        Consolidated total                               1,697        1,373

      Unconsolidated joint ventures:
        Southern California                                 88           55
        Northern California                                 37           --
          Total unconsolidated joint ventures              125           55
      Total                                              1,822        1,428

    Average selling price of homes delivered:
      California (excluding joint ventures)           $512,000     $468,000
      Texas                                           $271,000     $285,000
      Arizona                                         $185,000     $172,000
      Colorado                                        $308,000     $345,000
      Florida                                         $185,000     $218,000
      Carolinas                                       $133,000          $--
      Consolidated (excluding joint ventures)         $293,000     $324,000
      Unconsolidated joint ventures (California)      $553,000     $498,000
      Total (including joint ventures)                $311,000     $330,000

    Net new orders:
      Southern California                                  561          567
      Northern California                                  184          223
        Total California                                   745          790

      Texas                                                128          150
      Arizona                                              545          383
      Colorado                                              82           68
      Florida                                              760          281
      Carolinas                                            144           --
        Consolidated total                               2,404        1,672

      Unconsolidated joint ventures:
        Southern California                                105          123
        Northern California                                 74           54
          Total unconsolidated joint ventures              179          177
      Total                                              2,583        1,849

    Average number of selling communities
     during the period:
      Southern California                                   21           22
      Northern California                                   14           14
      Texas                                                 18           24
      Arizona                                               23           20
      Colorado                                              12           10
      Florida                                               32            9
      Carolinas                                             10           --
        Consolidated total                                 130           99

      Unconsolidated joint ventures:
        Southern California                                  4            6
        Northern California                                  5            3
          Total unconsolidated joint ventures                9            9
      Total                                                139          108



                       Selected Operating Data (continued)

                                                             At June 30,
    Backlog (in homes):                                   2003         2002
      Southern California                                1,201        1,016
      Northern California                                  247          241
        Total California                                 1,448        1,257

      Texas                                                163          190
      Arizona                                              852          743
      Colorado                                             147          103
      Florida                                            1,661          679
      Carolinas                                            151           --
        Consolidated total                               4,422        2,972

      Unconsolidated joint ventures:
        Southern California                                249          122
        Northern California                                109           78
          Total unconsolidated joint ventures              358          200
      Total                                              4,780        3,172

    Backlog (estimated dollar value in thousands):
      Consolidated total                            $1,333,850     $968,894
      Unconsolidated joint ventures (California)       183,374      106,835
        Total                                       $1,517,224   $1,075,729

    Building sites owned or controlled:
      Southern California                                9,810        5,754
      Northern California                                3,532        3,015
        Total California                                13,342        8,769

      Texas                                              2,758        2,591
      Arizona                                            4,671        4,350
      Colorado                                           1,681        1,817
      Florida                                           10,216        3,818
      Carolinas                                          3,300           --
        Total                                           35,968       21,345

      Total building sites owned                        17,458       13,716
      Total building sites optioned                     12,267        4,978
      Total joint venture lots                           6,243        2,651
        Total                                           35,968       21,345

    Completed and unsold homes                             145          163

    Homes under construction                             4,237        2,939



                             Selected Financial Data
                              (Dollars in thousands)

                                                        Three Months Ended
                                                            June 30,
                                                        2003         2002
    Net cash provided by (used in)
     operating activities(1)                          $(63,742)     $39,733
    Net cash provided by (used in)
     investing activities(1)                            $8,648    $(123,488)
    Net cash provided by (used in)
     financing activities(1)                          $131,986      $95,042
    Adjusted Homebuilding EBITDA(2)                    $80,252      $57,392
    Homebuilding SG&A as a percentage
     of homebuilding revenues                            10.2%         8.7%
    Homebuilding interest incurred                     $18,864      $14,744
    Homebuilding interest capitalized
     to inventories owned                              $17,033      $13,249
    Ratio of LTM Adjusted Homebuilding
     EBITDA to homebuilding interest incurred             4.3x         4.3x
    _______________________

    (1) As determined in accordance with accounting principles generally accepted in the United States.
    (2) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before(a) income taxes,
        (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) income (loss) from unconsolidated joint ventures, and (g) income
        (loss) from our financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure.Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted Homebuilding EBITDA:

                                                        Three Months Ended
                                                             June 30,
                                                         2003        2002
                                                       (Dollars in thousands)
        Net cash provided by (used in)
         operating activities                         $(63,742)     $39,733
        Add:
          Income taxes                                  26,915       17,093
          Homebuilding interest expense                  1,831        1,495
          Expensing of previously capitalized
           interest included in cost of sales           14,590       12,512
        Less:
          Income from our financial services
           subsidiary                                    1,991        1,084
          Depreciation and amortization from
           financial services subsidiary                    79           41
        Net changes in operating assets and
         liabilities:
          Mortgages, other notes and receivables        (1,037)       1,823
          Inventories - owned                          146,428       61,287
          Inventories - not owned                       (6,658)      (1,406)
          Deferred income taxes                          1,273        5,664
          Other assets                                   2,110         (927)
          Accounts payable                              (5,643)      (4,751)
          Accrued liabilities                          (33,745)     (74,006)

        Adjusted Homebuilding EBITDA                   $80,252      $57,392

                                                        Three Months Ended
                                                             June 30,
                                                        2003         2002
                                                     (Dollars in thousands)
        Net income                                     $41,963      $25,989

        Add:
          Cash distributions of income from
           unconsolidated joint ventures                10,788        5,186
          Income taxes                                  26,915       17,093
          Homebuilding interest expense                  1,831        1,495
          Expensing of previously capitalized
           interest included in cost of sales           14,590       12,512
          Homebuilding depreciation and
           amortization                                    790          552
        Less:
          Income from unconsolidated joint
           ventures                                     14,634        4,351
          Income from our financial services
           subsidiary                                    1,991        1,084
        Adjusted Homebuilding EBITDA                   $80,252      $57,392



                                Balance Sheet Data
                 (Dollars in thousands, except per share amounts)

                                                             At June 30,
                                                          2003        2002
    Stockholders' equity per share                      $25.88       $21.75
    Ratio of net homebuilding debt to
     total book capitalization                           50.3%        47.3%
    Ratio of net homebuilding debt to
     LTM Adjusted Homebuilding EBITDA                     3.0x         2.7x
    Homebuilding interest capitalized
     in inventories owned                              $39,129      $31,722
    Homebuilding interest capitalized as
     a percentage of inventories owned                    2.5%         2.4%



                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                         Six Months Ended
                                                             June 30,
    Homebuilding:                                        2003        2002
      Revenues                                        $914,930     $730,648
      Cost of sales                                   (730,707)    (599,532)
        Gross margin                                   184,223      131,116
      Selling, general and administrative expenses     (98,528)     (66,317)
      Income from unconsolidated joint ventures         22,127        7,506
      Interest expense                                  (3,487)      (2,573)
      Other income                                         627          179
        Homebuilding pretax income                     104,962       69,911

    Financial Services:
      Revenues                                           9,818        5,698
      Expenses                                          (6,677)      (3,914)
      Income from unconsolidated joint ventures          1,389          826
      Other income                                         103           96
        Financial services pretax income                 4,633        2,706

    Income before taxes                                109,595       72,617
    Provision for income taxes                         (42,843)     (28,839)
    Net Income                                         $66,752      $43,778

    Earnings Per Share:
      Basic                                              $2.07        $1.45
      Diluted                                            $2.01        $1.40

    Weighted Average Common Shares Outstanding:
      Basic                                         32,254,469   30,272,891
      Diluted                                       33,188,967   31,302,050



                             Selected Operating Data

                                                           Six Months Ended
                                                               June 30,
    New homes delivered:                                  2003         2002
      Southern California                                  739          714
      Northern California                                  241          266
        Total California                                   980          980

      Texas                                                229          247
      Arizona                                              643          653
      Colorado                                             111          137
      Florida                                              846          228
      Carolinas                                            239           --
        Consolidated total                               3,048        2,245

      Unconsolidated joint ventures:
        Southern California                                191           77
        Northern California                                 53           --
          Total unconsolidated joint ventures              244           77
      Total                                              3,292        2,322

    Average selling price of homes delivered:
      California (excluding joint ventures)           $508,000     $460,000
      Texas                                           $273,000     $280,000
      Arizona                                         $179,000     $174,000
      Colorado                                        $310,000     $339,000
      Florida                                         $183,000     $218,000
      Carolinas                                       $134,000          $--
      Consolidated (excluding joint ventures)         $294,000     $325,000
      Unconsolidated joint ventures (California)      $543,000     $516,000
      Total (including joint ventures)                $312,000     $331,000

    Net new orders:
      Southern California                                1,084        1,166
      Northern California                                  331          432
        Total California                                 1,415        1,598

      Texas                                                246          290
      Arizona                                              928          870
      Colorado                                             170          162
      Florida                                            1,473          281
      Carolinas                                            309           --
        Consolidated total                               4,541        3,201

      Unconsolidated joint ventures (California)
        Southern California                                216          192
        Northern California                                119           78
          Total unconsolidated joint ventures              335          270
      Total                                              4,876        3,471

    Average number of selling communities
     during the period:
      Southern California                                   22           23
      Northern California                                   14           14
      Texas                                                 20           24
      Arizona                                               23           21
      Colorado                                              12           10
      Florida                                               30            5
      Carolinas                                              9           --
        Consolidated total                                 130           97

      Unconsolidated joint ventures:
        Southern California                                  5            6
        Northern California                                  4            2
          Total unconsolidated joint ventures                9            8
      Total                                                139          105



                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                              (Dollars in thousands)

                                                     June 30,    December 31,
                                                       2003         2002
                                                   (Unaudited)
                        ASSETS

    Homebuilding:
      Cash and equivalents                           $84,263       $22,245
      Mortgage notes receivable and
       accrued interest                                5,258         3,682
      Other notes and receivables                     38,063        34,451
      Inventories:
        Owned                                      1,576,343     1,291,162
        Not owned                                     70,375        84,601
      Investments in and advances to
       unconsolidated joint ventures                 130,813       122,460
      Property and equipment, net                      7,540         7,524
      Deferred income taxes                           13,449        18,611
      Other assets                                    23,846        19,097
      Goodwill                                        59,501        58,062
                                                   2,009,451     1,661,895

    Financial Services:
      Cash and equivalents                            12,908         5,406
      Mortgage loans held for sale                    72,671       109,861
      Other assets                                     4,645        14,964
                                                      90,224       130,231
        Total Assets                              $2,099,675    $1,792,126


           LIABILITIES AND STOCKHOLDERS' EQUITY

    Homebuilding:
      Accounts payable                               $68,762       $71,439
      Accrued liabilities                            143,347       147,677
      Trust deed and other notes payable              14,814        16,670
      Senior notes payable                           772,536       473,469
      Senior subordinated notes payable              148,894       148,854
      Liabilities from inventories not owned          27,897        46,155
                                                   1,176,250       904,264

    Financial Services:
      Accounts payable and other liabilities           1,699         2,116
      Mortgage credit facilities                      69,258       111,988
                                                      70,957       114,104
        Total Liabilities                          1,247,207     1,018,368

    Minority Interests                                10,690            --

    Stockholders' Equity:
      Preferred stock, $.01 par value;
       10,000,000 shares authorized; none issued          --            --
      Common stock, $.01 par value;
       100,000,000 shares authorized;
       32,526,943 and 32,183,630 shares
       outstanding, respectively                         325           322
      Additional paid-in capital                     376,148       369,723
      Retained earnings                              465,305       403,713
      Total Stockholders' Equity                     841,778       773,758
        Total Liabilities and
         Stockholders' Equity                     $2,099,675    $1,792,126


SOURCE  Standard Pacific Corp.
    -0-                             07/25/2003
    /CONTACT: Andrew H. Parnes, Senior Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site: http://www.standardpacifichomes.com/investor/investors.asp / /Web site: http://www.standardpacifichomes.com /
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  FIN RLT
SU:  ERN ERP CCA